This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions.

TELEFÓNICA, S.A.

(Acquiring company)

TELEFÓNICA MÓVILES, S.A.

(Acquired company)

MERGER ANNOUNCEMENT

  Approval of the merger

  In compliance with the provisions of Section 242 of the Business Corporations Law, it is hereby published that the shareholders acting at the General Shareholders’ Meetings of Telefónica, S.A., held in Madrid on June 21, 2006, and Telefónica Móviles, S.A., held in Madrid on June 20, 2006, upon approval of the Merger Balance Sheets as of December 31, 2005 and the Merger Plan, resolved the merger between Telefónica, S.A. and Telefónica Móviles, S.A., through the absorption of the latter company by the former, with the dissolution without liquidation of Telefónica Móviles, S.A. and the en bloc transfer of all of its property, including all of the items that make up its assets and liabilities, to Telefónica, S.A., which, through a general devise, will acquire all of the rights and obligations of Telefónica Móviles, S.A.

  The merger resolutions have been adopted pursuant to the Merger Plan drafted and signed by the directors of Telefónica, S.A. and Telefónica Móviles, S.A., which was deposited with the Commercial Registry of Madrid on April 3, 2006.

  Exchange ratio

  The approved exchange ratio is four (4) shares of Telefónica, S.A., each having a par value of one (€1) Euro, for every five (5) shares of Telefónica Móviles, S.A., each having a par value of fifty (€0.50) Euro cents, without any additional cash compensation.

  Share exchange procedure

  In order to carry out the merger exchange, Telefónica, S.A. will deliver to the shareholders of Telefónica Móviles, S.A. treasury shares of Telefónica, S.A. in accordance with the aforementioned exchange ratio. Telefónica, S.A. will not issue any new shares for such purpose and, therefore, will not increase its share capital as a result of the merger.

  The exchange of the shares of Telefónica Móviles, S.A. for shares of Telefónica, S.A. will take place once the merger has been registered with the Commercial Registry of Madrid and will be carried out as from the date specified in the notices to be published in one of the most widely circulated newspapers in Madrid, in the Listing Bulletins of the Spanish Stock Exchanges and, if applicable, in the Official Bulletin of the Commercial Registry.

  Shareholders holding shares that represent a fraction of the number of shares of Telefónica Móviles, S.A. designated as the exchange ratio may purchase or transfer shares in order to exchange them in accordance with such exchange ratio. Notwithstanding the foregoing, the companies participating in the merger have planned to implement mechanisms designed to make such exchange easier for shareholders of Telefónica Móviles, S.A. who hold a number of shares that, according to the agreed exchange ratio, does not entitle them to receive a whole number of shares of Telefónica, S.A.

  The exchange of shares will be made through the entities participating in the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. [Securities Registration, Clearing and Liquidation Systems Management Company] (IBERCLEAR) that are depositaries thereof, in accordance with the procedures established for the book-entry system, pursuant to the provisions of Royal Decree 116/1992, of February 14, and applying such provisions of Section 59 of the Business Corporations Law as appropriate. The exchange shall not be effected in respect of the shares of Telefónica Móviles, S.A. held by such company, by Telefónica, S.A. or by any person acting in such person's own name but on behalf of Telefónica Móviles, S.A. or Telefónica, S.A., since they are affected by the provisions of Section 249 of the Business Corporations Law.

  Bylaw amendments

  No amendments have been resolved to be made to the by-laws of either Telefónica, S.A or Telefónica Móviles, S.A. as a result of the merger.

  Date of participation in the earnings, date of accounting effects, benefits and special rights

  January 1, 2006 is set as the date as from which the shares delivered in exchange will entitle the holders thereof to participate in the earnings of Telefónica, S.A. For this reason, the existing shares of Telefónica, S.A. of the same class and series as the other shares of Telefónica, S.A. currently outstanding used to effect the exchange will entitle the holders thereof, as from the date of delivery, to participate in the earnings of the company posted as from January 1, 2006, on the same terms as the other outstanding shares.

  In distributions made after the merger instrument is registered with the Commercial Registry, all the shares of Telefónica, S.A., including those delivered in order to carry out the exchange, will participate with the same rights in proportion to the par value of each share.

  All transactions of Telefónica Móviles, S.A. will, for accounting purposes, be deemed to have been made on behalf of Telefónica, S.A. as from January 1, 2006.

  There are no special shares or special rights in Telefónica Móviles, S.A. other than the shares. However, it is noted for the record that the stock option plan of Telefónica Móviles, S.A. (the MOS Plan) expired on January 3, 2006 and is currently in liquidation, which will be concluded prior to the registration of the merger. Notwithstanding the foregoing, Telefónica, S.A. will succeed Telefónica Móviles, S.A. as the entity responsible for any possible pending liability stemming from the above-mentioned liquidation.

  The shares of Telefónica, S.A. that are delivered to the shareholders of Telefónica Móviles, S.A. by virtue of the merger will not grant any special rights to the holders thereof.

  No benefits of any kind will be accorded in Telefónica, S.A. to the directors of either of the entities participating in the merger or to the independent expert that has participated in the merger process.

  Special tax regime

  The shareholders acting at the respective Shareholders’ Meetings of Telefónica, S.A. and Telefónica Móviles, S.A. have resolved that the merger transaction be governed by the special tax regime set forth in Chapter VIII of Title VII of the Consolidated Text of the Corporate Income Tax Law, approved by Royal Legislative Decree 4/2004.

    Right to information

  In accordance with the provisions of Section 242 of the Business Corporations Law, it is expressly stated for the record that the shareholders and creditors of each of the companies participating in the merger have the right to obtain the full text of the resolutions adopted and of the merger balance sheets, which are at their disposal at the respective corporate domiciles and websites of the companies (www.telefonica.es and www.telefonicamoviles.com).

    Right to opposition

  Likewise, it is noted for the record that the creditors of the companies have the right to oppose the merger during a one-month period upon publication of the last merger announcement, in accordance with the provisions of Section 243 of the Business Corporations Law.

Madrid, June 22, 2006

The Secretary of the Board of Directors of Telefónica, S.A., Mr. Ramiro Sánchez de Lerín García-Ovies

The Secretary of the Board of Directors of Telefónica Móviles, S.A., Mr. José María Mas Millet